EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 of T-Rex Oil, Inc. of our report dated July 14, 2015 on the audit of the consolidated balance sheets of T-Rex Oil, Inc. as of March 31, 2015 and 2014, and the related  statement  of operations, stockholders' equity and cash flows for the years ended March 31, 2015 and 2014.

/s/BF BORGERS CPA PC

Lakewood, CO

March 18, 2016